Exhibit 10.14

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AGREEMENT

This Agreement dated November 1, 2010, between Northern Illinois Gas Company, d/b/a Nicor Gas Company (“Nicor Gas” or “Company”) and Rentech Energy Midwest (“Rentech” or “Customer”) witnesseth that, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Company shall provide, and Customer shall pay for, the following services at the Customer’s premises located at 16675 U. S. Highway Route 20 West, East Dubuque, Illinois:

(a) Nicor Gas will store limited quantities of Customer-owned gas supplies for the purposes of Customer’s load balancing and backup during periods of interruption.

(b) Nicor Gas will accept Customer-owned gas supplies delivered from the interstate natural gas pipelines specified in paragraph 9, and will transport such gas to Customer’s facilities at East Dubuque, Illinois, interchange conditions permitting as determined in the sole discretion of Nicor Gas, in volumes not to exceed 14,500 therms per hour (the Maximum Hourly Quantity (MHQ)), and 320,000 therms per day (the Maximum Daily Contract Quantity (MDCQ)). The MHQ and MDCQ set forth above may be increased by mutual written agreement of the parties.

2. The Company and Customer mutually agree to the following:

(a) During the months of December, January, and February, daily deliveries on Customer’s behalf to Company through Northern Natural Gas Company (“Northern”) shall equal or exceed the daily volumes delivered by Company to Customer; without expanding or amending Customer’s rights and obligations under its contracts and tariffs with Company, on any given day, Customer shall have a ten (10) percent tolerance with respect to such requirements, unless the parties mutually agree to modify such percent tolerance in writing.

(b) Customer shall provide Company with ten (10) days notice of any scheduled shutdown of its plant operations and notice as soon as possible after any unscheduled shutdown.

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3. The services specified in Paragraph 1 shall be available only to the extent that pipeline transportation service from the interstate natural gas pipelines specified in paragraph 9 is available to Customer at its existing location. Acquisition of gas supplies and delivery of Customer-owned gas to Nicor Gas’ city-gate shall be the sole responsibility of Customer.

4. This Agreement and the services provided by the Company, hereunder, are offered pursuant to Company’s tariff Rate 17, Contract Service. In accordance with the requirements of such tariff, Rentech shall provide an Affidavit and other evidence satisfactory to Company with respect to Customer’s intent to bypass the Company’s system absent this Agreement.

5. Charges for service under this Agreement shall be as follows:

(a) A customer charge of $40,000 per month.

(b) A commodity charge of 0.40 cents per therm for each therm delivered to Customer by Company for volumes which do not exceed the Maximum Daily Contract Quantity.

(c) All volumes used on any day in excess of the Maximum Daily Contract Quantity shall be deemed unauthorized excess usage. For any such unauthorized usage Customer shall pay a charge of $1.00 per therm.

(d) All volumes used by the Customer on any day in excess of Customer-owned volumes delivered on that day and any available Customer storage shall be deemed unauthorized excess usage purchased. All such unauthorized excess usage purchased shall be subject to a charge of the sum of (i) $1.008 per therm plus the Company’s Rider 6, Gas Supply Cost, and (ii) the product of the highest daily usage in the month times 3.5 cents.

(e) Company agrees to store up to a maximum of 1,020,000 therms daily at no additional charge. During any billing period in which the amount of therms in storage exceeds 1,020,000 therms, and such amount is less than or equal to 1,260,000 therms, a charge of 1.0 cent per therm shall apply to the highest number of therms stored on any day in excess of 1,020,000 therms, up to 1,260,000 therms.

(f) During any billing period in which the amount of therms in storage exceeds 1,260,000 therms, and such amount is less than or equal to 1,660,000 therms, a charge of 1.5 cents per therm shall apply to the highest number of therms stored on any day in excess of 1,260,000 therms, up to 1,660,000 therms.

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(g) During any billing period in which the amount of therms in storage exceeds 1,660,000 therms, a charge of 10.0 cents per therm shall apply to the highest number of therms stored on any day.

(h) On a “Critical Day” as defined in paragraph 6, Customer shall be charged $5.00 per therm, in addition to the charges specified in Section 5(d), for all gas used in excess of deliveries to the Company’s city-gate subject to the tolerance provided is Section 2(a).

6. For the purposes of this Agreement, a “Critical Day” may be called during the period specified in the Company’s Terms and Conditions, as in effect and from time to time. Company shall notify Customer that a Critical Day has been declared by 8:00 AM Central Standard Clock Time (CST) the day before the Gas Day begins. Such notification shall be posted on Company’s electronic bulletin board (or website).

7. Upon the request of the Company, one (1) business day prior to the beginning of a calendar month, Customer shall notify Company’s Gas Control department electronically or in writing, or cause the Company to be notified, of Customer’s desired transportation level (nomination) for each day of the month, by pipeline and pipeline point of interconnection with the Company. Changes to daily nominations will be accepted if received by Company no later than 11:30 AM (CST) on the business day prior to the day the nomination is to be effective and confirmed by the pipeline. In addition, Customer shall be permitted to participate in Evening Cycle Nominations, as defined in the Company’s tariff.

8. In the event that Customer’s storage balance is at a level of less than 1,660,000 therms, Company may accept deliveries of Customer-owned gas on any day, in Company’s sole discretion, up to 150,000 therms in excess of the Maximum Daily Contract Quantity to enable Customer to attain the maximum storage quantity to which it is entitled hereunder.

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9. Company shall accept deliveries of Customer-owned gas from the facilities of Confidential Northern Natural Gas Company that conform to the provisions of this Agreement. Company may accept deliveries of Customer-owned gas from the facilities of Natural Gas Pipeline Company, Midwestern Gas Transmission Company, Northern Border Pipeline Company, and ANR Pipeline Company Inc., operations permitting and at the sole discretion of Nicor Gas Company. Company shall not be required at any time, under any circumstances, to accept more than the MDCQ of Customer-owned gas, in aggregate, on any day at the Company’s points of interconnection with pipeline facilities, except as provided in paragraph 8 above.

10. On any day during which Customer-owned gas delivered by the Company, as adjusted for the Unaccounted-for Gas percentage, exceeds Customer’s metered gas deliveries from Company, the difference between such deliveries shall be the volume of gas deemed to be injected into storage by Company and available for Customer’s use. On any day during which Customer-owned gas delivered to Company, as adjusted for the Unaccounted-for Gas percentage, is less than Customer’s metered gas deliveries, the balance of any gas deemed to be held in storage for the Customer’s account shall be applied against such metered deliveries.

11. To the extent Customer knows in advance of an interruption of transportation service by its pipeline suppliers, Customer shall notify Company by contacting the Manager Gas Control, or designated alternate, at (630) 983-7405 or cause Company to be notified in advance. To the extent the Customer knows in advance that service by its pipeline suppliers will be resumed, Customer shall provide advance notice to Company prior to resuming transportation service under the provisions of this Agreement.

12. Gas will be delivered hereunder, at the outlet of the Company’s meter, at a gauge pressure no lower than the delivery pressure at the Company’s interconnection with Northern serving Rentech, less fifty (50) pounds per square inch gauge, providing Customer’s hourly use of gas does not exceed the contracted MHQ.

13. Company shall deduct, and retain, from all Customer-owned gas delivered to the Company an amount of gas equal to the Company’s Unaccounted-for Gas percentage. Based on operational requirements, the applicable Unaccounted-for Gas

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percentage shall be the lesser of (i) 0.80 percent, or (ii) the amount determined and stipulated in the Company’s Terms and Conditions. For the purposes of this Agreement, all volumes stated herein are after deduction of the Unaccounted-for Gas percentage.

14. A Gas Day shall mean the period of 9:00 A. M. Central Standard Clock Time (CST) of one day to 9:00 A. M. (CST) of the next succeeding day or other definition of a Gas Day applicable under Northern’s tariff. Volumes of gas required in cubic feet shall be corrected to a basis of 14.65 pounds per square inch absolute pressure at a temperature standard of 60 degrees Fahrenheit and adjusted for super-compressibility. Corrected metered volumes of gas delivered by Company to Customer shall be converted to therms using the Btu factor determined by the onsite in-line chromatograph. Should the chromatograph become inoperable, then the Btu factor posted by Northern for the interconnection with Company at East Dubuque, Illinois shall be used to compute the conversion to therms.

15. Customer shall be billed monthly by Company. Pipeline deliveries, Customer’s gas usage, determination of storage balances, unauthorized excess usage, and unauthorized excess usage purchased charges shall, however, be calculated on a daily basis. A billing month shall be the period between two consecutive meter readings taken as nearly as practicable at 30-day intervals. Company shall determine and submit a bill to Customer in the ordinary course of business. Customer shall pay such bill within fourteen (14) days after the postmark date thereof via wire transfer to Company’s account number 91669, ABA number 071000152, at the Northern Trust Company. A late payment charge equal to one and one half percent (1-1/2%) per month shall be charged on any past due balance of Customer’s account.

16. Nicor Gas shall have the right to discontinue the services provided hereunder if the Customer: i) fails to pay in full any bill within thirty (30) days of the due date, or ii) fails to provide Adequate Assurance within two (2) business days of a written request by the Company if the Company has reasonable grounds for insecurity regarding the payment of any obligation under this Agreement (whether or not then due) by the Customer (including, without limitation, the occurrence of a material change in the creditworthiness of the Customer, bankruptcy, failure to make timely payments when

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due, default or threat of default on indebtedness). “Adequate Assurance” shall mean sufficient security in the form, amount, for a term and from an issuer, all as reasonably acceptable to the Company, including, but not limited to cash, a standby irrevocable letter of credit, three (3) months of prepayment based on this Agreement, or a security interest in an asset or guaranty.

Customer hereby grants to Nicor Gas a continuing first priority security interest in, lien on, and right of setoff against all Adequate Assurance in the form of cash transferred by the Customer to the Company pursuant to this section. Upon the return by Company to Customer of such Adequate Assurance, the security interest and lien granted hereunder on that Adequate Assurance shall be released automatically within two (2) business days.

17. Should it be found at any time during the term of this Agreement that any bill rendered by Nicor Gas to Customer has not been determined in accordance with the provisions of this Agreement; Nicor Gas shall promptly correct such bill. Any error in an invoice or in any other oral, written or electronic information provided by the Company regarding Customer’s gas usage or storage balances, including, without limitation, any error caused by faulty or inaccurate metering or telemetering equipment, shall be corrected as soon as practicable after discovery of such error; provided, however, an invoice shall be deemed final and accurate if a claim of error with respect to such invoice is not made in writing within one (1) year from the date of such invoice. Customer’s sole and exclusive remedy for such errors, regardless of the cause of such errors, shall be to have such errors corrected and the applicable invoice(s) revised as set forth in this paragraph, and Customer hereby waives any and all other claims and remedies that Customer may otherwise have for such errors, including, without limitation, claims under 83 Illinois Administrative Code Section 500.240.

18. Except to the extent modified by this Agreement, without limitation, the following provisions of Company’s Rates, Riders, and Terms and Conditions are incorporated in and made part hereof:

Rate 17, Contract Service

Rider 1, Customer Charge Adjustment

Rider 5, Storage Service Cost Recovery

Rider 6, Gas Supply Cost

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Rider 8, Adjustments for Municipal, Local Governmental Unit

and State Utility Taxes

Rider 14, Controlled Attachment Plan

Terms and Conditions

Company and Customer understand and agree that the obligations under this Agreement and the Rates, Riders, and Terms and Conditions mentioned above may change due to orders of the Commission or to filings by Company which are approved by the Commission. The parties agree to comply with any such charges.

19. In the event any obligation imposed by this Agreement on either party, except for the payment of money when it becomes due and owing hereunder (including, without limitation the generality of the foregoing, the payment by Customer of the Monthly Customer Charge calculated pursuant to paragraph 5 hereof), cannot be performed, or to the extent that the same cannot be performed, on account of an act of God, strike, labor dispute, fire, war, civil disturbances, explosion, breakage or accident to machinery or lines of pipe, quarantine, epidemic, severe storms, act or interference of any governmental authority or agency including failure to grant any permit, or by any similar cause reasonably beyond the control of the party otherwise required to perform such obligation (“Force Majeure”); (a) the party so required to perform shall do all things commercially reasonable to remove the cause of such interference as expeditiously as is commercially reasonable; (b) during the continuance of such interference, and while the party so required to perform is attempting removal of the interference, the obligation imposed on such party shall be suspended to the extent that the interference prohibits such performance; and (c) any directly corresponding obligation imposed on the other party to this Agreement shall, during such period, likewise be suspended pro tanto. It is expressly understood and agreed that Force Majeure does not include scheduled outages of equipment served hereunder for turnarounds or normal maintenance. In order to invoke the suspension in whole or in part by reason of Force Majeure of any obligation imposed by this Agreement, the party claiming such cause shall give notice in writing or by facsimile or orally, confirmed in writing or by facsimile, to the other party after the initial occurrence of the cause relied on. Neither party shall at any time be required against its will to adjust or settle any labor disputes. If a Force Majeure occurs and continues for a period in excess of three (3) months, the other party shall be permitted to terminate this Agreement.

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20. Company and Customer agree that they will cooperate to the fullest extent in the administration of this Agreement and operation hereunder.

21. Except as expressly provided for in this Agreement, this Agreement shall remain in full force and effect through October 31, 2015. It is understood and agreed that, upon expiration or termination of this Agreement, Rentech may request service under the existing and applicable Rates, Riders, and Terms and Conditions. Any request for sales service or Firm Balancing Service (“FBS”) shall be treated in the same manner as a new customer’s request for a similar level of service.

22. If regulatory treatment of service to Customer in a Nicor Gas rate case causes Nicor Gas’ allowed revenues to be lowered, or causes Nicor Gas’ shareholders to absorb all or a portion of the difference between revenues received by Nicor Gas under this Agreement and revenues that would hypothetically have been received by Nicor Gas had service to Customer continued under either Rate 77 or any other basis used by the Commission to impute revenues, then service under this Agreement may be provided pursuant to the Company’s tariff Rate 77 once ninety (90) days notice is provided to the Customer.

23. Upon request by Company, Customer shall cooperate in complying with any necessary regulatory requirements associated with this Agreement.

24. The term of this Agreement may be modified by mutual agreement, subject to receipt of any regulatory approval deemed necessary by Nicor Gas.

25. This Agreement is not assignable by Customer without prior written consent of Company. Such consent shall not be unreasonably withheld.

26. Whenever any of Customer’s utilization equipment has characteristics which, in the sole judgment of Nicor Gas, will cause interference with service to any other customer or interfere with proper metering, suitable facilities shall be provided at Customer’s expense to preclude such interference.

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27. Company agrees to maintain metering facilities on the Customer’s premises at the Company’s expense, and the metering facilities will be capable of providing the Customer with consumption data in the form of an electronic output. Maintenance of the electronic output, to provide consumption data for Customer, will be performed by Company at Customer expense on a time and material basis. Customer will provide a telephone line, which is directly accessible, to within six feet of the meter. The telephone line must terminate with an approved demarcation box. Customer’s telephone service must conform to the specifications of the metering equipment. Customer agrees to maintain the telephone line at Customer’s expense.

28. Company shall not be responsible for monitoring Customer’s daily usage or notifying Customer of potential penalty situations during the course of any billing month. Customer shall be permitted access to Company’s metering installation for purposes of reading meters and estimating gas usage at Customer’s facility.

29. Customer shall not take service directly from the facilities of Northern or any other interstate or intrastate gas pipeline while this Agreement remains in effect.

30. Customer recognizes the proprietary nature of this Agreement and shall treat the contents of this Agreement on a proprietary basis to the best of its ability.

31. This Agreement shall become effective November 1, 2010, upon termination of the existing Rate 17 contract, dated and effective November 1, 2007, by and between Company and Customer.

32. Not withstanding any provision of this Agreement to the contrary, neither party shall be liable to the other for incidental, indirect, consequential, exemplary, punitive or other special damages of any kind whatsoever in connection with the performance or nonperformance of this Agreement, including, without limitation, damages for lost profits, loss or use of revenue, or losses by reason of cost of capital, regardless of the legal theory of recovery.

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33. Rider 13 – Supplier Transportation Service, Rider 15 – Customer Select, Authorized Use provisions, and the Transfer of SBS and FBS provisions, are not available to Customer under this Agreement and are excluded from this Agreement in their entirety. Rider 2 – Franchise Cost Adjustment, Rider 7 – Governmental Agency Compensation Adjustment, Rider 12 – Environmental Cost Recovery, Rider 26 – Uncollectible Expense Adjustment shall not be applicable to this Agreement. The Company’s tariff provisions related to the application of the Storage Withdrawal Factor (SWF) are excluded from this Agreement.

34. This Agreement shall become effective on acceptance of the Illinois Commerce Commission.

Rentech Energy Midwest

By
Vice President & Chief Financial Officer

Date	10/28/10

Nicor Gas Company

By
Kevin Kirby
Vice President Customer Care

Date	10/29/10

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AFFIDAVIT

I, Wilfred R Bahl Jr., being first duly sworn on oath, depose and state as follows:

1. I am Vice President & Chief Financial Officer of Rentech Energy Midwest, (“Rentech”).

(Title)

In that position, I am responsible for the purchase of natural gas at the Rentech facility located at 16675 Highway 20 West, East Dubuque, Illinois.

2. I have reviewed the contract between Nicor Gas Company (“Nicor Gas”) and Rentech dated November 1, 2010, and understand that this Affidavit will be relied upon by Nicor Gas in determining whether Rentech intends to take direct pipeline service if the proposed contract does not become effective.

3. Rentech has analyzed the cost of gas under Nicor Gas’ existing rates; has compared that cost of gas to the cost that could be realized if Nicor Gas’ facilities are bypassed; and has arrived at a corporate decision to takes direct pipeline service unless the inducements contained in the contract referred to in the preceding paragraph are provided to Rentech. Bypass service would occur as soon as the necessary facilities can be constructed unless such contract becomes effective.

Rentech Energy Midwest

By
Date	10/28/10

SUBSCRIBED AND SWORN TO
Before me this 28, day
of OCTOBER, 2010

(Notary Public)
My Commission Expires:
MAY 18, 2014

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November 1, 2010

Mr. Wilfred R. Bahl, Jr.

Vice President and Chief Financial Officer

Rentech Energy Midwest

16675 Highway 20 West

P. O. Box 20 West

East Dubuque, Illinois 61025-0229

Re: Letter Agreement for Prearranged Release of Firm Capacity on Northern Natural Gas Company

Dear Mr. Bahl:

As we have previously discussed, Northern Illinois Gas Company d/b/a Nicor Gas Company (“Nicor Gas” or ‘Company”) is willing to release a portion of its firm capacity on Northern Natural Gas Company (“Northern”) to Rentech Energy Midwest (“Rentech” or “Customer”) on the terms and conditions set forth in this Letter Agreement and in the form which must be submitted to Northern pursuant to its tariff.

1. Term of Contract

Subject to the terms hereof, Nicor Gas will enter into up to five (5) prearranged releases, each subject to the extent that Nicor Gas, in the exercise of its sole discretion, holds sufficient capacity on Northern for the term of such release, posting and bidding and the right of Rentech to match the best bid, with Rentech for up to five (5) consecutive periods of a minimum of 12 months each, with the first period commencing on November 1, 2010 and the last period ending no later than October 31, 2015. Prior to the commencement period, Rentech shall provide Nicor Gas with at least 60 days’ notice of its intent to exercise its right to enter into a prearranged release with Nicor Gas for such period; provided, Nicor Gas shall have the right to extend the notice period if necessary to satisfy the posting, bidding and matching periods set forth in Northern’s tariffs; provided, further, if Rentech fails, at any time, to exercise such rights with respect to any period, its rights with respect to subsequent periods shall terminate. Nicor Gas will be under no obligation to release capacity to Rentech unless Rentech and Nicor Gas agree to a reservation rate for the capacity to be released.

2. Posting and Matching Rights

Pursuant to the terms of Northern’s tariff, Nicor Gas will establish, for each period for which capacity is made available to Rentech hereunder and is posted for release, a posting and bid period of (a) no less than the minimum bidding period set forth in Northern’s tariff; and (b) no greater than two (2) weeks. Nicor Gas shall establish

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the period for Rentech to match the best bid received by Nicor Gas for the capacity at a number of days which is (x) no less than the minimum matching period set forth in Northern’s tariff, and (y) no greater than four (4) business days. The method for evaluating bids shall be the net present value of the reservation charges for the entire volume over the period in question, and Nicor Gas will not accept bids for capacity less than the full amount to be released to Rentech.

3. Maximum Daily Quantity

Provided Rentech timely requests the release of firm capacity on Northern by Nicor Gas, Nicor Gas will enter into a prearranged release, subject to posting, bidding and Customer’s right to match the best bid, for 31,800 MMBtu per day of firm capacity in Northern’s Market area (as defined in Northern’s tariff).

4. Primary Delivery Point

The primary delivery point for the capacity to be released is Nicor Gas’ interconnect with Northern at East Dubuque. The primary delivery point cannot be changed by Rentech or by any third party to which Rentech may re-release capacity pursuant to Paragraph 10.

5. Primary Receipt Points

The primary receipt points for the capacity to be released are Ventura and/or Demarcation, for 31,800 MMBtu per day. The primary receipt points cannot be changed by Rentech or by any third party to which Rentech may re-release capacity pursuant to Paragraph 10. Subject to Nicor Gas negotiating new or different services with Northern at terms and rates selected by it in its sole discretion, the primary receipt points may be changed at Nicor Gas’ sole discretion at the end of any capacity release period, or upon mutual agreement, and subject to compliance with Federal Energy Regulatory Commission (“FERC”) regulations, during a capacity release period. The primary receipt point may also be changed at Nicor Gas’ sole discretion to comply with any Order issued by the FERC.

6. Rates

The reservation rate charged to Rentech by Nicor Gas for any release of capacity shall be the greater of (a) an amount per Maximum Daily Quantity (MDQ) negotiated by Nicor Gas and Rentech, or (b) the reservation rate agreed to by Rentech if it elects to match a higher bid for the released capacity; provided that the reservation rate shall not exceed Northern’s maximum reservation rate. Any reservation rate established hereunder will be inclusive of all surcharges and add-ons. The commodity rate for transportation using the capacity will be Northern’s maximum commodity rate pursuant to Northern’s tariff.

In addition to the reservation charge, Rentech shall be directly and solely responsible for additional charges, including but not limited to those charges specified in Paragraph 8 hereof, which it causes to be incurred with respect to the release capacity. Further, if any action by Rentech causes the reservation rate paid by Nicor Gas to increase, then the rate otherwise determined pursuant to this paragraph shall be increased by the same amount.

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In the event Rentech makes deliveries to a point other than the primary delivery point or causes, either through a secondary release of capacity or by any other means, deliveries to be made to a point other than the primary delivery point, the capacity release rate charged to Rentech for such volumes will equal Northern’s maximum rate.

7. Refunds

Nicor Gas will retain all refunds paid by Northern with respect to the released capacity; provided, if Northern’s rates are being collected subject to refund and the final reservation rate (including all surcharges) approved by the FERC is less than the reservation charge paid by Rentech hereunder, then Nicor Gas shall retain all such refunds down to the rate actually paid by Customer and Customer shall be entitled, to the extent actually received by Company, any remaining refunded amounts.

8. Scheduling and Balancing Obligations

Rentech shall be solely responsible for managing its receipt and delivery point obligations under Northern’s tariff, and Customer shall pay Northern for any and all scheduling, imbalance, overrun or any such other charges resulting from its use or control of the capacity released hereunder.

9. Creditworthiness

Rentech shall be responsible at all times for satisfying the creditworthiness standards contained in Northern’s tariff, and Rentech shall provide proof of such to Company. In the event that Rentech ceases to satisfy Northern’s creditworthiness standards, Company and Customer shall negotiate in good faith credit arrangements which shall be designed to fully protect Nicor Gas against failures by Rentech to pay, in full, for the reservation rates negotiated hereunder and any obligations which Customer may incur directly to Northern through use or control of the capacity released hereunder.

10. Reassignment by Rentech and Recall by Nicor Gas of Released Capacity

At least one business day prior to the applicable nomination deadline set forth in Northern’s tariff, Customer shall notify Company of any capacity which it does not intend to schedule for use on any given day(s). Any released capacity which is unused by Rentech shall be subject to recall by Nicor Gas. To the extent Company elects not to exercise its recall rights, Customer may re-release the capacity to a third-party; provided, any such re-release shall be subject to the terms of this Letter Agreement and shall not provide for a reservation rate that exceeds Northern’s maximum reservation rate. Rentech shall remain primarily liable with respect to the re-released capacity.

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The parties expressly acknowledge that Nicor Gas and Rentech have negotiated a reservation rate based on Customer’s needs and economic situation. If Rentech re-releases the capacity at a reservation (or volumetric) rate greater than Company is charging Customer at the time of the re-release, then the reservation rate with respect to such re-released capacity assessed to Customer by Company pursuant to Paragraph 6 hereof shall, for the term of any such re-release by Rentech, automatically be increased to equal the rate being charged by Customer for the re-released capacity.

11. Termination

If any terms of this Letter Agreement are breached by Rentech, Nicor Gas, in addition to any other remedy available to it, shall have the right to terminate the Agreement, in which case the capacity released pursuant to this Letter Agreement shall revert to Nicor Gas, and/or to recall the capacity released hereunder. If Company elects to recall the capacity, it may, at its sole discretion and upon the full cure of any breach by Customer, resume the release of capacity to Customer in accordance with the provisions of this Letter Agreement. If any new or different services or provisions negotiated by Nicor Gas with Northern in order to replace its current contract, require changes to this Letter Agreement, such changes must be mutually acceptable or this Letter Agreement will be terminated.

12. Other Terms

Nothing herein is intended to affect Rentech’s rights or obligations under its tariffs and contracts with Nicor Gas. Customer acknowledges that any released capacity must be used in accordance with the provisions of Northern’s tariff.

13. Indemnification

Rentech agrees to pay directly to Northern the negotiated reservation rate for the released capacity (as may be adjusted as described herein) and all commodity rates and any other charges applicable to its use and control of the released capacity. If Customer (or any party to which Rentech re-releases the capacity) fails to pay any such rates or charges and Northern has or asserts a right to payment for such rates or charges against Nicor Gas, Rentech shall indemnify Company for all amounts which Company is required to pay Northern. In addition, if Company provides Customer with any refunds pursuant to Paragraph 7 hereof and such refunds are ultimately determined not to have been owing, Customer shall indemnify Company for any amounts, including carrying charges, which Company is required to return or otherwise repay to Northern.

14. Peak Day Recall Rights

During each winter heating season of November 1 through March 31 during the term hereof, Company shall have the additional right to recall this capacity to the extent necessary to satisfy its system requirements for peak days; provided, Company shall not have the ability to recall any capacity which is being used by Rentech (or any party to which Customer has re-released the capacity) to deliver

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gas to a confirmed market within Nicor Gas’ service territory. For the purposes of this Letter Agreement, a peak day is defined as any day in which the average temperature is forecasted to be 15 degrees Fahrenheit or colder (50 Degree Day by Nicor Gas’ weather forecasting service) or any day in which Northern has declared a Critical Day, Supply Over-run Limitation (“SOL”) or Supply Under-run Limitation (“SUL”) day or issued an Operational Flow Order (“OFO”) as described in Northern’s tariffs.

15. Incorporation of Other Terms

The release agreed to hereunder must be effectuated pursuant to the terms of Northern’s tariff and the rules and regulations of FERC. A copy of a notice effectuating this release for the first release period and conforming with Northern’s tariff is attached hereto and made part of this Letter Agreement; notices effectuating the release for further release periods shall be incorporated into this Letter Agreement.

16. Choice of Law

This Letter Agreement shall be governed by and interpreted in accordance with the law of the State of Illinois.

If the above is acceptable to you, please indicate by executing this Letter Agreement in the space provided below.

Sincerely,

Kevin Kirby
Vice President Customer Care

Agreed to and Accepted by:

Rentech Energy Midwest

By:
Name:	Wilfred R. Bahl Jr.
Title:	V.P. / CFO
Date:	10/28/10

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